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                                                                   EXHIBIT 10.25

March 21, 2003

Mr. Darryl Lustig, Vice President, Sales & Marketing
Burdick, Inc.
500 Burdick Parkway
Deerfield, WA 53531

Re:   Burdick Integration Bonus

Dear Darryl:

We are pleased to confirm your incentive bonus opportunity of $10,000 for the achievement of the following objectives related to the integration of Burdick, Inc. into the fold of Quinton Cardiology Systems, Inc. during 2003. Following are the integration performance targets and financial incentives that have been set for you:

- Upgrade sales and marketing staff as appropriate to ensure ability to met corporate objectives and sales performance

-     Support Acute Care sales and integration efforts

- Support international sales and integration efforts, to include aligning proper distribution channels; update distribution agreements

This incentive plan is in recognition of your ability, in your role as Vice President Sales & Marketing, to significantly impact the success of the integration of Quinton and Burdick. This one-time integration bonus is to recognize the extra effort required during the first year of our combined operations and is intended to align your interests with those of the company as a whole and with those of our shareholders. This integration bonus is in addition to the Management Incentive Plan, which is outlined separately, in which you are also eligible to participate.

Payment of the bonus amount is conditioned upon successful completion of the defined integration performance goals and continued employment through the period ending December 31, 2003. Determination of whether the integration goals have been accomplished will be made by the President and/or Chief Financial Officer of Quinton Cardiology Systems, Inc. Payment of the incentive bonus will be made in the first quarter of 2004.

This does not create any contractual rights between you and the Company. The company reserves the right to revise, amend, and/or terminate this incentive plan at any time without notice. Should there be a separation of employment prior to December 31, 2003, you are ineligible, and forfeit any right or claim, to payment of the bonus amount.

We are excited about the combination of Burdick and Quinton, your role in the newly combined company and the prospect of our mutual success together.

                                        Respectfully,

                                        /s/ John R. Hinson
                                        ------------------------------------
                                        John R. Hinson
                                        President
                                        Quinton Cardiology Systems, Inc.

Agreed to this 21st day of March, 2003

/s/ Darryl Lustig
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